UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2009

Atlas Energy Resources, LLC

(Exact name of registrant as specified in its chapter)

Delaware	1-33193	75-3218520
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Moon Township, PA	15108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 412-262-2830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 1, 2009, in connection with the sale by Atlas Pipeline Partners, L.P. (“APL”) of its Appalachian Basin operating subsidiaries to Laurel Mountain Midstream, LLC (“Laurel Mountain”), Atlas Energy Resources, LLC (“ATN”), Atlas Energy Operating Company, LLC, Atlas America, LLC, Atlas Noble, LLC, Resource Energy, LLC and Viking Resources, LLC (collectively, the “Atlas entities”) and Laurel Mountain, a joint venture between a subsidiary of Williams Partners L.P. (“Williams”) and APL Laurel Mountain, LLC, a subsidiary of APL (“APL Sub”), entered into a (1) a Gas Gathering Agreement for Natural Gas on the Legacy Appalachian System with respect to the existing gathering systems and expansions to it (the “Legacy Agreement”) and (2) a Gas Gathering Agreement for Natural Gas on the Expansion Gathering System with respect to other gathering systems constructed within the specified area of mutual interest (the “Expansion Agreement” and, collectively with the Legacy Agreement, the “Gathering Agreements”). The Legacy Agreement supersedes and terminates the Master Natural Gas Gathering Agreement and Omnibus Agreement, both dated February 2, 2000, and the Natural Gas Gathering Agreement dated January 1, 2002, among APL, Atlas Pipeline Operating Partnership, L.P. (“APOP”), the Atlas entities and Atlas America, Inc. (the “Terminated Agreements”). APL and APOP are parties to the Legacy Agreement for the sole purpose of agreeing to terminate the Terminated Agreements.

Under the Gathering Agreements, the Atlas entities and their affiliates will dedicate their natural gas production in the Appalachian Basin to Laurel Mountain for transportation to interstate pipeline systems, local distribution companies, and/or end users in the area, subject to certain exceptions. In return, Laurel Mountain is required to accept and transport the Atlas entities’ dedicated natural gas in the Appalachian Basin subject to certain conditions.

Under the Gathering Agreements, the Atlas entities will be required to pay a gathering fee to Laurel Mountain that is the generally the same as the gathering fee required under the Terminated Agreements, except that a lower fee applies with respect to specific wells subject to existing contracts calling for lower minimum gathering fees and if Laurel Mountain fails to perform specified obligations. In addition, if an ATN investment partnership pays a lesser competitive gathering fee for the natural gas it transports using Laurel Mountain’s gathering system, which currently is 13% of the gross sales price, then the Atlas entities, and not the partnership, will have to pay the difference to Laurel Mountain. Unlike the Terminated Agreements, Atlas America, Inc. will not assume or guarantee the Atlas entities’ obligation to pay the required gathering fees to Laurel Mountain.

The provisions in the Gathering Agreements regarding the allocation of responsibility for constructing additional flowline are substantially the same as the provisions in the Terminated Agreements. To the extent that the Atlas entities and their affiliates own wells or propose wells that are within 2,500 feet of Laurel Mountain’s gathering system, they must at their own cost construct up to 2,500 feet of flowline as necessary to connect their wells to the gathering system. For wells more than 2,500 feet from Laurel Mountain’s gathering system, if the Atlas entities construct a flow line to within 1,000 feet of Laurel Mountain’s gathering system, then Laurel Mountain must, at its own cost, extend its gathering system to connect to such flowline.

The Gathering Agreements remain in effect so long as gas from the Atlas entities’ wells is produced in economic quantities without lapse of more than 90 days.

Also on June 1, 2009, ATN entered into an option agreement with APL Sub and APOP entered into an pursuant to which:

•

If APL Sub determines not to make a capital contribution to Laurel Mountain in connection with the capital growth project, it shall, so long as permitted by the Company’s term loan and revolving credit facility and bond indentures, give ATN the option of making an investment in APL Sub sufficient to fund the capital contribution to Laurel Mountain.

•

If APL Sub desires to transfer all or a portion of its interest in Laurel Mountain, ATN will have a right of first refusal to acquire such interest, for the same purchase price proposed by the prospective purchaser.

Item 1.02.	Termination of a Material Definitive Agreement.

The discussion in Item 1.02 above regarding the termination of the Terminated Agreements is incorporated herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	ATN Option Agreement dated as of June 1, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ATLAS ENERGY RESOURCES, LLC

	By:	/s/ Matthew A. Jones
	Name:	Matthew A. Jones
Date: June 5, 2009	Title:	Chief Financial Officer

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